Exhibit 10.3(b)
DUOLINGO, INC.
2021 INCENTIVE AWARD PLAN
STOCK OPTION GRANT NOTICE
Duolingo, Inc., a Delaware corporation, (the “Company”), pursuant to its 2021 Incentive Award Plan, as may be amended from time to time (the “Plan”), hereby grants to the holder listed below (“Participant”), an option to purchase the number of shares of the Company’s Common Stock (the “Shares”), set forth below (the “Option”). This Option is subject to all of the terms and conditions set forth herein, as well as in the Plan and the Stock Option Agreement attached hereto as Exhibit A (the “Stock Option Agreement”) including any special provisions for Participant’s country of residence, if any, set forth in the Appendix for Participant’s Country (the “Country Provisions”), each of which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice, the Country Provisions and the Stock Option Agreement.

Participant:	[____________]
Grant Date:	[____________]
Vesting Commencement Date:	[____________]
Exercise Price per Share:	$[___________]
Total Exercise Price:	$[___________]
Total Number of Shares Subject to the Option:	[____________]
Expiration Date:	[____________]
Vesting Schedule:	[____________]

Type of Option:	☐	Incentive Stock Option	☐	Nonqualified Stock Option
If the Company uses an electronic capitalization table system (such as Shareworks) and the fields in this Grant Notice are blank or the information is otherwise provided in a different format electronically, the blank fields and other information will be deemed to come from the electronic capitalization system and is considered part of this Grant Notice.
By his or her signature and the Company’s signature below, Participant agrees to be bound by the terms and conditions of the Plan, the Stock Option Agreement and this Grant Notice. Participant has reviewed the Plan, the Stock Option Agreement and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, the Stock Option Agreement and this Grant Notice. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, the Stock Option Agreement or this Grant Notice.

DUOLINGO, INC.:	PARTICIPANT:

HOLDER:

By:	By:
Print Name:	Print Name:
Title:
Address:	Address:

EXHIBIT A
TO STOCK OPTION GRANT NOTICE
STOCK OPTION AGREEMENT
Pursuant to the Stock Option Grant Notice (the “Grant Notice”) to which this Stock Option Agreement (this “Agreement”) is attached, Duolingo, Inc., a Delaware corporation (the “Company”), has granted to Participant an Option under the Company’s 2021 Incentive Award Plan, as may be amended from time to time (the “Plan”), to purchase the number of Shares indicated in the Grant Notice.
ARTICLE I.
GENERAL
1.1    Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice.
1.2    Incorporation of Terms of Plan. The Option is subject to the terms and conditions of the Plan which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control. If the Country Provisions apply to Participant, in the event of a conflict between the terms of this Agreement, the Grant Notice or the Plan and the Country Provisions, the terms of the Country Provisions shall control.
ARTICLE II.
GRANT OF OPTION
2.1    Grant of Option. In consideration of Participant’s past and/or continued employment with or service to the Company or any Subsidiary and for other good and valuable consideration, effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”), the Company irrevocably grants to Participant the Option to purchase any part or all of an aggregate of the number of Shares set forth in the Grant Notice, upon the terms and conditions set forth in the Plan, this Agreement, and the Country Provisions (if applicable), subject to adjustments as provided in Article IX of the Plan. Unless designated as a Nonqualified Stock Option in the Grant Notice, the Option shall be an Incentive Stock Option to the maximum extent permitted by law.
2.2    Exercise Price. The exercise price of the Shares subject to the Option shall be as set forth in the Grant Notice, without commission or other charge; provided, however, that the exercise price per share of the Shares subject to the Option shall not be less than 100% of the Fair Market Value of a Share on the Grant Date. Notwithstanding the foregoing, if this Option is designated as an Incentive Stock Option and Participant is a Greater Than 10% Stockholder as of the Grant Date, the exercise price per share of the Shares subject to the Option shall not be less than 110% of the Fair Market Value of a Share on the Grant Date.
2.3    Consideration to the Company. In consideration of the grant of the Option by the Company, Participant agrees to render faithful and efficient services to the Company and its Subsidiaries, as applicable.

ARTICLE III.
PERIOD OF EXERCISABILITY
3.1    Commencement of Exercisability.
(a)    Subject to this Section 3.1 and Sections 3.2, 3.3, 5.11 and 5.17 hereof, the Option shall become vested and exercisable in such amounts and at such times as are set forth in the Grant Notice.
(b)    No portion of the Option which has not become vested and exercisable at the date of Participant’s Termination of Service shall thereafter become vested and exercisable, except as may be otherwise provided by the Administrator or as set forth in a written agreement between the Company (or any Subsidiary that is the employer of Participant) and Participant.
(c)    Notwithstanding Section 3.1(a) hereof and the Grant Notice, but subject to Section 3.1(b) hereof, in the event of a Change in Control the Option shall be treated pursuant to Sections 9.2 and 9.3 of the Plan.
3.2    Duration of Exercisability. The installments provided for in the vesting schedule set forth in the Grant Notice are cumulative. Each such installment which becomes vested and exercisable pursuant to the vesting schedule set forth in the Grant Notice shall remain vested and exercisable until it becomes unexercisable under Section 3.3 hereof.
3.3    Expiration of Option. The Option may not be exercised to any extent by anyone after the first to occur of the following events:
(a)    The Expiration Date set forth in the Grant Notice, which shall in no event be more than ten years from the Grant Date;
(b)    If this Option is designated as an Incentive Stock Option and Participant, at the time the Option was granted, was a Greater Than 10% Stockholder, the expiration of five years from the Grant Date;
(c)    The expiration of three months from the date of Participant’s Termination of Service, unless such termination occurs by reason of Participant’s death or Disability or Cause;
(d)    The expiration of one year from the date of Participant’s Termination of Service by reason of Participant’s death or Disability; or
(e)    Participant’s Termination of Service for Cause.
3.4    Special Tax Consequences. Participant acknowledges that, to the extent that the aggregate Fair Market Value (determined as of the time the Option is granted) of all Shares with respect to which Incentive Stock Options, including the Option (if applicable), are exercisable for the first time by Participant in any calendar year exceeds $100,000, the Option and such other options shall be Nonqualified Stock Options to the extent necessary to comply with the limitations imposed by Section 422(d) of the Code. Participant further acknowledges that the rule set forth in the preceding sentence shall be applied by taking the Option and other “incentive stock options” into account in the order in which they were granted, as determined under Section 422(d) of the Code and the Treasury Regulations thereunder. Participant also acknowledges that an Incentive Stock Option exercised more than three months after Participant’s Termination of Employment, other than by reason of death or Disability, will be taxed as a Nonqualified Stock Option.

3.5    Tax Indemnity.
(a)    Participant agrees to hold harmless, indemnify and keep indemnified the Company, any Subsidiary and Participant’s employing company, if different, from and against any liability for or obligation to pay any Tax-Related Items that is attributable to (1) the grant or exercise of, or any benefit derived by Participant from, the Option, (2) the acquisition by Participant of the Shares on exercise of the Option or (3) the disposal of any Shares.
(b)    The Option cannot be exercised until Participant has made such arrangements as the Company may require for the satisfaction of any Tax-Related Items that may arise in connection with the exercise of the Option or the acquisition of the Shares by Participant. The Company shall not be required to issue, allot or transfer Shares until Participant has satisfied this obligation.
(c)    Participant hereby acknowledges that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option and (ii) does not commit to and is under no obligation to structure the terms of the grant or any aspect of any Award, including the Option, to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Furthermore, if Participant becomes subject to tax in more than one jurisdiction between the date of grant of an Award, including the Option, and the date of any relevant taxable event, Participant acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
ARTICLE IV.
EXERCISE OF OPTION
4.1    Person Eligible to Exercise. Except as provided in Section 5.3 hereof, during the lifetime of Participant, only Participant may exercise the Option or any portion thereof, unless it has been disposed of pursuant to a DRO. After the death of Participant, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 3.3 hereof, be exercised by the deceased Participant’s personal representative or by any person empowered to do so under the deceased Participant’s will or under the then applicable laws of descent and distribution.
4.2    Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.3 hereof. However, the Option shall not be exercisable with respect to fractional Shares.
4.3    Manner of Exercise. The Option, or any exercisable portion thereof, may be exercised solely by delivery to the Secretary of the Company (or any third party administrator or other person or entity designated by the Company; for the avoidance of doubt, delivery shall include electronic delivery), during regular business hours, of all of the following prior to the time when the Option or such portion thereof becomes unexercisable under Section 3.3 hereof:
(a)    An exercise notice in a form specified by the Administrator, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Administrator. The notice shall be signed by Participant or other person then entitled to exercise the Option or such portion of the Option;
(b)    The receipt by the Company of full payment for the Shares with respect to which the Option or portion thereof is exercised, including payment of any applicable Tax-Related Items, which shall be made by deduction from other compensation payable to Participant or in such other form of consideration permitted under Section 4.4 hereof that is acceptable to the Company;
(c)    Any other written representations or documents as may be required in the Administrator’s sole discretion to evidence compliance with the Securities Act, the Exchange Act or any other Applicable Law; and
(d)    In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 hereof by any person or persons other than Participant, appropriate proof of the right of such person or persons to exercise the Option.
Notwithstanding any of the foregoing, the Company shall have the right to specify all conditions of the manner of exercise, which conditions may vary by country and which may be subject to change from time to time.
4.4    Method of Payment. Payment of the exercise price shall be by any of the following, or a combination thereof, at the election of Participant:
(a)    Cash or check;
(b)    With the consent of the Administrator, surrender of Shares (including, without limitation, Shares otherwise issuable upon exercise of the Option) held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences and having a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof; or
(c)    Other legal consideration acceptable to the Administrator (including, without limitation, through the delivery of a notice that Participant has placed a market sell order with a broker with respect to Shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price; provided that payment of such proceeds is then made to the Company at such time as may be required by the Company, but in any event not later than the settlement of such sale).
4.5    Conditions to Issuance of Shares. The Shares deliverable upon the exercise of the Option, or any portion thereof, may be either previously authorized but unissued Shares or issued Shares which have then been reacquired by the Company. Such Shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any Shares purchased upon the exercise of the Option or portion thereof prior to fulfillment of all of the conditions in Section 10.7 of the Plan.
4.6    Participant’s Representations. If the Shares issuable hereunder have not been registered under the Securities Act or any applicable state laws on an effective registration statement at the time of exercise, Participant shall, if required by the Company, concurrently with such exercise, make such written representations as are deemed necessary or appropriate by the Company or its counsel.
4.7    Rights as Stockholder. The holder of the Option shall not be, nor have any of the rights or privileges of, a stockholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of any Shares purchasable upon the exercise of any part of the Option unless and until such Shares shall have been issued by the Company and held of record by such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Article IX of the Plan.

ARTICLE V.
OTHER PROVISIONS
5.1    Administration. The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon Participant, the Company and all other interested persons. No member of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the Option.
5.2    Whole Shares. The Option may only be exercised for whole Shares.
5.3    Transferability. The Option shall be subject to the restrictions on transferability set forth in Section 10.1 of the Plan.
5.4    Tax Consultation. Participant understands that Participant may suffer adverse tax consequences as a result of the grant, vesting or exercise of the Option, or with the purchase or disposition of the Shares subject to the Option. Participant represents that Participant has consulted with any tax consultants Participant deems advisable in connection with the purchase or disposition of such Shares and that Participant is not relying on the Company for any tax advice.
5.5    Binding Agreement. Subject to the limitation on the transferability of the Option contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
5.6    Adjustments Upon Specified Events. The Administrator may accelerate the vesting of the Option in such circumstances as it, in its sole discretion, may determine. Participant acknowledges that the Option is subject to adjustment, modification and termination in certain events as provided in this Agreement and Article IX of the Plan.
5.7    Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 5.7, either party may hereafter designate a different address for notices to be given to that party. Any notice which is required to be given to Participant shall, if Participant is then deceased, be given to the person entitled to exercise his or her Option pursuant to Section 4.1 hereof by written notice under this Section 5.7. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service (or similar non-U.S. entity).
5.8    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
5.9    Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws. By entering into this Agreement, Participant irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America, in each case located in the State of Delaware, for any action arising out of or relating to this Agreement and the Plan (and agrees not to commence any litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the address contained in the records of the Company shall be effective service of process for any litigation brought against it in any such court. By entering into this Agreement, Participant irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of the Plan or this Agreement in the courts of the State of Delaware or the United States of America, in each case located in the State of Delaware, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum. By entering into this Agreement, Participant irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any litigation arising out of or relating to the Plan or this Agreement.
5.10    Conformity to Securities Laws. Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any other Applicable Law. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to such Applicable Law. To the extent permitted by Applicable Law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such Applicable Law.
5.11    Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, however, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the Option in any material way without the prior written consent of Participant.
5.12    Successors and Assigns. The Company may assign any of its rights and delegate any of its obligations under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in Section 5.3 hereof, this Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.
5.13    Notification of Disposition. If this Option is designated as an Incentive Stock Option, Participant shall give prompt notice to the Company of any disposition or other transfer of any Shares acquired under this Agreement if such disposition or transfer is made (a) within two years from the Grant Date with respect to such Shares or (b) within one year after the transfer of such Shares to Participant. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by Participant in such disposition or other transfer.
5.14    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, then the Plan, the Option and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
5.15    Not a Contract of Service Relationship. Nothing in this Agreement or in the Plan shall confer upon Participant any right to commence or continue to serve as an Employee or other Service Provider or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise by Applicable Law or in a written agreement between the Company or a Subsidiary (as applicable) and Participant.
5.16    Entire Agreement. The Plan, the Grant Notice and this Agreement (including the Country Provisions) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, provided that the Option shall be subject to any accelerated vesting provisions in any written agreement between Participant and the Company (or any Subsidiary who is the employer of Participant) or a Company plan pursuant to which Participant is eligible to participate, in each case, in accordance with the terms therein.
5.17    Section 409A. This Option is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that the Option (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate either for the Option to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.
5.18    Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant shall have only the rights of a general unsecured creditor of the Company and its Subsidiaries with respect to amounts credited and benefits payable, if any, with respect to the Option, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to the Option, as and when exercised pursuant to the terms hereof.
5.19    Rules Particular To Specific Countries.
(a)    Generally. Participant shall, if required by the Administrator, enter into an election with the Company or a Subsidiary (in a form approved by the Company) under which any liability to the Company’s (or a Subsidiary’s) Tax-Related Items, including, but not limited to, National Insurance Contributions (“NICs”) and the Fringe Benefit Tax, is transferred to and met by Participant.
(b)    Tax Indemnity. Participant shall indemnify and keep indemnified the Company and any of its subsidiaries from and against any Tax-Related Items.
5.20    Special Country Provisions for Options Granted to Participants. This Option shall be subject to the Country Provisions, if any, for Participant’s country of residence, as set forth in the Country Provisions. If Participant relocates to one of the countries included in the Country Provisions during the life of this Option, the special provisions for such country shall apply to Participant, to the extent the Company determines that the application of such provisions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Company reserves the right to impose other requirements on this Option and the Shares purchased upon exercise of this Option, to the extent the

Company determines it is necessary or advisable in order to comply with local laws or facilitate the administration of the Plan, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
* * * * *

APPENDIX
TO
STOCK OPTION AGREEMENT
Special Country Provisions for Options for Participants
This Appendix includes special terms and conditions applicable to Participants in the countries below. These terms and conditions are in addition to those set forth in the Stock Option Agreement (the “Agreement”) and the Plan, and to the extent there are any inconsistencies between these terms and conditions and those set forth in the Agreement, these terms and conditions shall prevail. Any capitalized term used in this Appendix without definition shall have the meaning ascribed to such term in the Plan or the Agreement, as applicable.
In accepting the Option, Participant acknowledges, understands and agrees that:
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)    the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;
(c)    all decisions with respect to future option or other grants, if any, will be at the sole discretion of the Company;
(d)    the Option grant and Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, or, if different, Participant’s employer, or any Subsidiary or parent or affiliate of the Company, and shall not interfere with the ability of the Company, the employer or any Subsidiary or parent or affiliate of the Company, as applicable, to provide for a termination of Participant’s service;
(e)    Participant is voluntarily participating in the Plan;
(f)    the Option and any Shares acquired under the Plan are not intended to replace any pension rights or compensation;
(g)    the Option and any Shares acquired under the Plan and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(e)    the future value of the Shares underlying the Option is unknown, indeterminable, and cannot be predicted with certainty;
(f)    if the underlying Shares do not increase in value, the Option will have no value;
(g)    if Participant exercises the Option and acquires Shares, the value of such Shares may increase or decrease in value, even below the exercise price; and
(h)    neither the Company, the employer nor any parent, Subsidiary or affiliate of the Company shall be liable for any foreign exchange rate fluctuation between Participant’s local currency
Appendix-1

and the United States Dollar that may affect the value of the Option or of any amounts due to Participant pursuant to the exercise of the Option or the subsequent sale of any Shares acquired upon exercise.
Securities Law Notice: Unless otherwise noted, neither the Company nor the Shares are registered with any local stock exchange or under the control of any local securities regulator outside the United States. The Agreement (of which this Appendix is a part), the Plan, and any other communications or materials that Participant may receive regarding participation in the Plan do not constitute advertising or an offering of securities outside the United States, and the issuance of securities described in any Plan-related documents is not intended for public offering or circulation in Participant’s jurisdiction.
General Provisions
Data Privacy: Participant acknowledges and agrees to the data privacy provisions set forth in Section 11.8 of the Plan.
Notifications: This Appendix also includes information relating to exchange control and other issues of which Participant should be aware with respect to his or her participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the respective countries as of July 12, 2021. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the Option is exercised or Shares acquired under the Plan are sold. In addition, the information contained in this Appendix is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to his or her situation. Finally, Participant understands that if Participant is a citizen or resident of a country other than the one in which he or she is currently residing or working, the information contained herein may not be applicable to Participant.
English Language: By participating in the Plan, Participant acknowledges that Participant is proficient in the English language, or has consulted with an advisor who is sufficiently proficient in English, so as to allow him or her to understand the terms and conditions of the Plan and the Agreement applicable to Participant’s country of residence. If Participant has received the Agreement and the Plan applicably to his or her country of residence or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
Currency: Participant understands that, any amounts related to the Option will be denominated in U.S. dollars and will be converted to any local currency using a prevailing exchange rate in effect at the time such conversion is performed, as determined by the Company. Participant understands and agrees that neither the Company nor any affiliate shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the U.S. dollar that may affect the value of the Option, or of any amounts due to Participant or as a result of the subsequent sale of any Shares acquired under the Option.
Foreign Asset/Account Reporting; Exchange Controls: Participant’s country of residence may have certain foreign asset and/or account reporting or exchange control requirements which may affect his or her ability to acquire or hold Shares under the Agreement or cash received (including proceeds arising from the sale of Shares) in a brokerage or bank account outside Participant’s country. Participant may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. Participant may also be required to repatriate sale proceeds or other funds received as a result of his/her participation in the Plan to his or her country through a designated broker or bank and/or within a certain
Appendix-2

time after receipt. Participant is responsible for ensuring compliance with such regulations and should consult with his or her personal legal advisor for any details.
No Advice Regarding Grant: The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan or the Agreement or any receipt of the Option or sale of Shares acquired upon exercise of the Option. Participant should consult his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan and the Agreement before taking any action related to the Option or the Shares.
Imposition of Other Requirements: The Company reserves the right to impose other requirements on Participant, on the Option and/or any Shares issuable upon exercise of the Option, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
BRAZIL
Notifications
Exchange Control Information. If Participant is a resident or domiciled in Brazil, Participant will be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$100,000. Please note that the US$100,000 threshold may be changed annually.
CANADA
Terms and Conditions
Termination Date. The following provision supplements Article III of the Agreement:
For purposes of this Option, Participant’s Termination of Service is deemed to occur (regardless of the reason for the termination and whether or not later found to be invalid or in breach of Applicable Law in the jurisdiction where Participant is rendering services or the terms of Participant’s employment or service agreement, if any) on the date (the “Termination Date”) that is the earliest of (1) the termination date of Participant’s status as a Service Provider, (2) the date Participant receives written notice of termination of Participant’s status as a Service Provider, or (3) the date Participant is no longer actively employed by or actively providing services to the Company or any of its Subsidiaries regardless of any notice period or period of pay in lieu of such notice mandated under Applicable Law (including, but not limited to, statutory law, regulatory law and/or common law) in the jurisdiction where Participant is rendering service or the terms of Participant’s employment or other service agreement, if any. The Administrator shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of this Option (including whether Participant may still be considered to be providing services while on a leave of absence).
Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued participation in the Plan during a statutory notice period, Participant acknowledges that his or her right to participate in the Plan, if any, will terminate effective as of the last day of Participant’s minimum statutory notice period, but Participant will not earn or be entitled to pro-rata vesting if the vesting date falls after the end of Participant’s statutory notice period, nor will Participant be entitled to any compensation for lost vesting.
Appendix-3

The following provisions apply if Participant resides in Quebec:
Consent to Receive Information in English. The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Consentement Pour Recevoir Des Informations en Anglais. Les parties reconnaissent avoir exigé la rédaction en anglais de la convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement, à la présente convention.
Notifications
Securities Law Information. The sale or other disposal of Shares acquired under the Plan will take place only outside of Canada through the facilities of a stock exchange on which the Shares are listed.
Foreign Asset/Account Reporting Information. Canadian residents are required to report any foreign specified property (including cash held outside of Canada and Shares acquired under the Plan) on form T1135 (Foreign Income Verification Statement) if the total value of the foreign specified property exceeds C$100,000 at any time in the year. Options must be reported (generally, at nil cost) on Form 1135 if the C$100,000 cost threshold is exceeded due to other foreign specified property Participant holds. When Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB would ordinarily equal the Fair Market Value of the Shares at exercise, but if Participant owns other Shares, this ACB may have to be averaged with the ACB of the other Shares. The form T1135 must be filed with Participant’s annual tax return by April 30 of the following year for every year during which his or her foreign property exceeds C$100,000. Participant should consult with his or her personal tax advisor to determine his or her reporting requirements.
GERMANY
Notifications
Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. If Participant receives cross-border payments in excess of €12,500 in connection with the sale of securities (including Shares acquired under the Plan) or the receipt of dividends paid on such Shares, Participant must report by the fifth day of the month following the month in which the payment was received. The report must be filed electronically. The form of report can be accessed via the German Federal Bank’s website at www.bundesbank.de and is available in both German and English.
Foreign Asset/Account Reporting Information. If the acquisition of Shares under the Plan leads to a “qualified participation” at any point during the calendar year, Participant will need to report the acquisition when Participant files his or her tax return for the relevant year. A “qualified participation” is attained if (i) the value of the Shares acquired exceeds EUR 150,000 or (ii) in the unlikely event Participant holds Shares exceeding 10% of the total Common Stock. However, if Shares are listed on a recognized U.S. stock exchange and Participant owns less than 1% of the total Common Stock, this requirement will not apply.
HONDURAS
There are no country-specific provisions.
Appendix-4

JAPAN
Notifications
Exchange Control Information. If Participant acquires shares of Common Stock valued at more than ¥100,000,000 in a single transaction, Participant must file a Securities Acquisition Report with the Ministry of Finance (“MOF”) through the Bank of Japan within 20 days of the exercise of the Option. In addition, if Participant pays more than ¥30,000,000 in a single transaction for the shares at exercise, Participant must file a Payment Report with the MOF through the Bank of Japan by the 20th day of the month following the month in which the payment was made. The precise reporting requirements vary depending on whether the relevant payment is made through a bank in Japan. A Payment Report is required independently of a Securities Acquisition Report. Consequently, if the total amount that Participant pays on a one-time basis at exercise of the Option exceeds ¥100,000,000, Participant must file both a Payment Report and a Securities Acquisition Report.
MEXICO
Terms and Conditions
Acknowledgment of the Agreement. By participating in the Plan, Participant acknowledges that Participant has received a copy of the Plan, has reviewed the Plan in its entirety and fully understands and accepts all provisions of the Plan. Participant further acknowledges that Participant has read and expressly approves the terms and conditions set forth in the general provisions of this Appendix, in which the following is clearly described and established: (i) Participant’s participation in the Plan does not constitute an acquired right; (ii) the Plan and Participant’s participation in the Plan are offered by the Company on a wholly discretionary basis; (iii) Participant’s participation in the Plan is voluntary; and (iv) the Company, or any Subsidiary or other affiliate of the Company, is not responsible for any decrease in the value of the underlying Shares.
Labor Law Policy and Acknowledgment. By participating in the Plan, Participant expressly recognizes that Duolingo, Inc., with registered offices at 5900 Penn Ave, Second Floor, Pittsburgh, PA 15206, U.S.A., is solely responsible for the administration of the Plan and that Participant’s participation in the Plan and acquisition of Shares does not constitute an employment relationship between Participant and the Company since Participant is participating in the Plan on a wholly commercial basis. Based on the foregoing, Participant expressly recognizes that the Plan and the benefits that Participant may derive from participation in the Plan do not establish any rights between Participant and the Company and do not form part of the employment conditions and/or benefits provided by the Company and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of Participant’s employment.
Participant further understands that Participant’s participation in the Plan is as a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue Participant’s participation at any time without any liability to Participant.
Finally, Participant hereby declares that Participant does not reserve any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and Participant therefore grants a full and broad release to the Company or any Subsidiary or other affiliate of the Company, branches, representation offices, its shareholders, officers, agents or legal representatives with respect to any claim that may arise.
Appendix-5

Términos y Condiciones
Reconocimiento del Contrato. Al participar en el Plan, usted reconoce que ha recibido una copia del Plan, que ha revisado el Plan en su totalidad, y que entiende y acepta en su totalidad, todas y cada una de las disposiciones del Plan. Asimismo reconoce que ha leído y aprueba expresamente los términos y condiciones señalados en el párrafo 3.1 del Convenio, en lo que claramente se describe y establece lo siguiente: (i) su participación en el Plan no constituye un derecho adquirido; (ii) el Plan y su participación en el Plan son ofrecidos por la Compañía sobre una base completamente discrecional; (iii) su participación en el Plan es voluntaria; y (iv) la Compañía y sus afiliadas no son responsables de ninguna por la disminución en el valor de las Acciones subyacentes.
Política de Legislación Laboral y Reconocimiento. Al participar en el Plan, usted reconoce expresamente que Duolingo, Inc., con oficinas registradas en 5900 Penn Ave, Second Floor, Pittsburgh, PA 15206, EE.UU, es la única responsable por la administración del Plan, y que su participación en el Plan, así como la adquisición de las Acciones, no constituye una relación laboral entre usted y la Compañía, debido a que usted participa en el plan sobre una base completamente mercantil. Con base en lo anterior, usted reconoce expresamente que el Plan y los beneficios que pudiera obtener por su participación en el Plan, no establecen derecho alguno entre usted y la Compañía, y no forman parte de las condiciones y/o prestaciones laborales que la Compañía ofrece, y que las modificaciones al Plan o su terminación, no constituirán un cambio ni afectarán los términos y condiciones de su relación laboral.
Asimismo usted entiende que su participación en el Plan es el resultado de una decisión unilateral y discrecional de la Compañía; por lo tanto, la Compañía se reserva el derecho absoluto de modificar y/o suspender su participación en cualquier momento, sin que usted incurra en responsabilidad alguna.
Finalmente, usted declara que no se reserva acción o derecho alguno para interponer reclamación alguna en contra de la Compañía, por concepto de compensación o daños relacionados con cualquier disposición del Plan o de los beneficios derivados del Plan, y por lo tanto, usted libera total y ampliamente de toda responsabilidad a la Compañía, a sus afiliadas, sucursales, oficinas de representación, sus accionistas, funcionarios, agentes o representantes legales, con respecto a cualquier reclamación que pudiera surgir.
SINGAPORE
Notifications
Securities Law Information. The Option award is being made in reliance of section 273(1)(f) of the Securities and Futures Act (Cap. 289) (“SFA”) for which it is exempt from the prospectus and registration requirements under the SFA.
Director Notification Obligation. If Participant is a director, associate director or shadow director of a Singapore subsidiary or affiliate of the Company, Participant is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Company’s relevant Singapore subsidiary or affiliate in writing when Participant receives an interest (e.g., an Option or Shares) in the Company or any parent, subsidiary or affiliate. In addition, Participant must notify the Company’s Singapore subsidiary or affiliate when Participant sells Shares or shares of any relevant parent, subsidiary or affiliate (including when Participant sells Shares issued upon vesting and exercise of the Option). These notifications must be made within two days of acquiring or disposing of any interest in the Company or any parent, subsidiary or affiliate. In addition, a notification of
Appendix-6

Participant’s interests in the Company or any parent, subsidiary or affiliate must be made within two days of becoming a director.
SPAIN
Terms and Conditions
Nature of Grant. By accepting the Option, Participant consents to participate in the Plan and acknowledges that he or she has received a copy of the Plan. Participant understands that the Company has unilaterally, gratuitously and discretionally decided to grant Options under the Plan to individuals who may be employees of the Company or of a Subsidiary throughout the world. This decision is a limited decision that is entered into upon the express assumption and condition that any grant will not bind the Company or any Subsidiary other than as expressly set forth in the Agreement. Consequently, Participant understands that the Options are granted on the assumption and condition that the Options and any Shares acquired under the Plan are not part of any employment or service contract (either with the Company or with any Subsidiary) and shall not be considered a mandatory benefit or salary for any purpose (including severance compensation) or any other right whatsoever. In addition, Participant understands that this grant would not be made to him or her but for the assumptions and conditions referred to above; thus, Participant acknowledges and freely accepts that, should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of, or right to, the Option shall be null and void. Further, Participant understands and agrees that, unless otherwise expressly provided for by the Company or set forth in the Plan or the Agreement, the rights under the Plan are a conditional right to Shares and can be forfeited in the case of, or affected by, Participant’s Termination of Service. This will be the case, for example, even if (a) Participant is considered to be unfairly dismissed without good cause; (b) Participant is dismissed for disciplinary or objective reasons or due to a collective dismissal; (c) Participant terminates employment due to a change of work location, duties or any other employment or contractual condition; (d) Participant terminates employment due to unilateral breach of contract of the Company or its Subsidiaries and affiliates; or (e) Participant’s employment terminates for any other reason whatsoever. Consequently, upon Participant’s termination for any of the reasons set forth above, Participant may automatically lose any rights to the Option or to purchase Shares upon exercise of the Option.
Exchange Control Information. Participant must declare the acquisition and sale of Shares to the Dirección General de Comercio y Inversiones (the “DGCI”) for statistical purposes. Because Participant will not sell the shares through the use of a Spanish financial institution, Participant must make the declaration him or herself by filing a D-6 form with the DGCI. Generally, the D-6 form must be filed each January while the shares are owned; however, if the value of the Shares acquired or disposed of or the amount of the sale proceeds exceeds €1,502,530 (or if Participant holds 10% or more of the share capital of the Company), the declaration must be filed within one month of the acquisition or disposition, as applicable. Further, Participant is required to declare electronically to the Bank of Spain any securities accounts (including brokerage accounts held abroad), as well as the shares held in such accounts if the value of the transactions during the prior tax year or the balances in such accounts as of December 31 of the prior tax year exceed €1,000,000.
Securities Law Information. The Option grant described in the Agreement does not qualify under Spanish regulations as a security. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the grant of the Option. The Agreement has not been, nor will it be, registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering or prospectus.
Appendix-7

Foreign Asset/Account Reporting Information. To the extent Participant holds shares and/or has bank accounts outside Spain with a value in excess of €50,000 (for each type of asset) as of December 31 each year, Participant will be required to report information on such assets on Participant’s tax return (tax form 720) for such year. After such shares and/or accounts are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously-reported shares or accounts increases by more than €20,000.
UNITED KINGDOM
Terms and Conditions
Tax Withholding. The following provisions supplement Section 3.5 of the Stock Option Agreement:
Without limitation to Section 3.5 of the Stock Option Agreement, Participant agrees that Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items as and when requested by the Company or other affiliate of the Company for which Participant renders services (the “Service Recipient”) or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). Participant also agrees to indemnify and keep indemnified the Company and the Service Recipient against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on Participant’s behalf.
Notwithstanding the foregoing, if Participant is a director or executive officer (within the meaning of Section 13(k) of the Exchange Act), Participant understands that he or she may not be able to indemnify the Company or the Service Recipient for the amount of Tax-Related Items not collected from or paid by Participant because the indemnification could be considered to be a loan. In this case, any income tax not collected within ninety (90) days of the end of the U.K. tax year in which an event giving rise to the Tax-Related Items occurs may constitute a benefit to Participant on which additional income tax and employee NICs may be payable. Participant understands that he or she will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company and/or the Service Recipient (as appropriate) for the value of employee NICs due on this additional benefit which the Company or the Service Recipient may recover from Participant by any of the means referred to in Section 4.4 of the Stock Option Agreement.
Appendix-8